A special meeting of the fund's shareholders was held on May 14, 2008. The results of votes taken among shareholders on the proposals before them are reported below. Each vote reported represents one dollar of net asset value held on the record date for the meeting.

PROPOSAL 1
To elect a Board of Trustees.A
	# of Votes	% of Votes
James C. Curvey
Affirmative	754,396,118.13	95.721
Withheld	33,724,400.40	4.279
TOTAL	788,120,518.53	100.000
Dennis J. Dirks
Affirmative	755,765,958.75	95.895
Withheld	32,354,559.78	4.105
TOTAL	788,120,518.53	100.000
Edward C. Johnson 3d
Affirmative	753,714,712.60	95.634
Withheld	34,405,805.93	4.366
TOTAL	788,120,518.53	100.000
Alan J. Lacy
Affirmative	755,539,784.95	95.866
Withheld	32,580,733.58	4.134
TOTAL	788,120,518.53	100.000
Ned C. Lautenbach
Affirmative	755,270,925.90	95.832
Withheld	32,849,592.63	4.168
TOTAL	788,120,518.53	100.000
Joseph Mauriello
Affirmative	755,673,213.30	95.883
Withheld	32,447,305.23	4.117
TOTAL	788,120,518.53	100.000
Cornelia M. Small
Affirmative	755,628,126.83	95.877
Withheld	32,492,391.70	4.123
TOTAL	788,120,518.53	100.000
William S. Stavropoulos
Affirmative	754,899,686.63	95.785
Withheld	33,220,831.90	4.215
TOTAL	788,120,518.53	100.000
David M. Thomas
Affirmative	755,655,877.24	95.881
Withheld	32,464,641.29	4.119
TOTAL	788,120,518.53	100.000
Michael E. Wiley
Affirmative	755,513,012.38	95.863
Withheld	32,607,506.15	4.137
TOTAL	788,120,518.53	100.000
PROPOSAL 2
To amend the Declaration of Trust to reduce the required quorum for future shareholder meetings.A
	# of Votes	% of Votes
Affirmative	637,916,630.61	80.942
Against	98,488,476.51	12.496
Abstain	51,715,411.41	6.562
TOTAL	788,120,518.53	100.000

A Denotes trust-wide proposal and voting results.